                                                                    EXHIBIT 23.1






                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Administrative Committee
SPSS Inc. Employee Stock Purchase Plan:


We consent to the incorporation by reference on Form S-8 (nos. 333-57168 and 33-73120) of SPSS Inc. of our report dated March 21, 2002, relating to the statements of net assets available for benefits of the SPSS Inc. Employee Stock Purchase Plan as of December 31, 2000 and 2001, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the SPSS Inc. Employee Stock Purchase Plan.




                                                              /s/KPMG LLP



Chicago, Illinois
March 29, 2002